Exhibit 99.1

INOVALON COMPLETES PREVIOUSLY ANNOUNCED ACQUISITION OF
ABILITY NETWORK

Combination Creates a Vertically Integrated Leader in Cloud-Based Enablement of Data-
Driven, Value-Based Care

BOWIE, Md. - April 2, 2018 - Inovalon (Nasdaq: INOV), a leading technology company providing advanced, cloud-based platforms empowering a data-driven transformation from volume-based to value-based models across the healthcare ecosystem, announced today that it has completed its previously announced acquisition of ABILITY® Network (ABILITY) effective today, April 2, 2018. All customary closing conditions have been satisfied and regulatory approvals have been received.

Based in Minneapolis, ABILITY is a leading cloud-based provider of real-time connectivity and analytics, helping providers and payers simplify the complexities of healthcare at more than 44,000 acute, post-acute, and ambulatory provider sites. The combination of Inovalon and ABILITY creates the market’s largest vertically integrated cloud-based platform empowering the achievement of real-time, value-based care from payers, pharmaceutical companies, device manufacturers, and diagnostic companies all the way to the patient’s point of care.

Supplemental Information

For more information regarding Inovalon’s acquisition of ABILITY, a presentation regarding the acquisition announced on March 7, 2018 is available on the Investors section of Inovalon’s website located at http://investors.inovalon.com.

Acknowledgments

Foley Hoag LLP acted as acquisition counsel to Inovalon, Morrison & Foerster LLP acted as financing counsel to Inovalon, Morgan Stanley & Co. LLC acted as financial advisor to Inovalon and provided a transaction fairness opinion, and Morgan Stanley Senior Funding, Inc. served as lead underwriter of the financing to Inovalon. Additional underwriters of the financing were Citibank, N.A., Goldman Sachs Bank USA, and JPMorgan Chase Bank, N.A. J.P. Morgan Securities LLC acted as financial advisor to ABILITY, and Ropes & Gray LLP and Nixon Peabody LLP acted as legal counsel to ABILITY.

About Inovalon

Inovalon is a leading technology company providing cloud-based platforms empowering a data-driven transformation from volume-based to value-based models throughout the healthcare industry. Through the Inovalon ONE™ Platform, Inovalon brings to the marketplace a national-scale capability to interconnect with the healthcare ecosystem, aggregate and analyze data in petabyte volumes to arrive at sophisticated insights in real-time, drive impact wherever it is analytically identified best to intervene, and intuitively visualize data and information to inform business strategy and execution. Leveraging its platform, unparalleled proprietary data sets, and industry-leading subject matter expertise, Inovalon enables the assessment and improvement of clinical and quality outcomes and financial performance across the healthcare ecosystem. From health plans and provider organizations, to pharmaceutical, medical device, and diagnostics companies, Inovalon's unique achievement of value is delivered through the effective progression of “Turning Data into Insight, and Insight into Action®.” Providing technology that supports a client base approaching 500 healthcare organizations, Inovalon's platforms are informed by data pertaining to more than 932,000 physicians, 455,000 clinical facilities, and 240 million Americans. For more information, visit www.inovalon.com.

Contacts:

Kim E. Collins
Phone: 301-809-4000 x1473
kcollins@inovalon.com

George Price (Investors)
Phone: 301-809-4000 x1190
gprice@inovalon.com